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                     September 20, 2023

       Navdeep Gupta
       Executive Vice President and Chief Financial Officer
       Dick's Sporting Goods, Inc.
       345 Court Street
       Coraopolis, PA 15108

                                                        Re: Dick's Sporting
Goods, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 28, 2023
                                                            Filed March 23,
2023
                                                            File No. 001-31463

       Dear Navdeep Gupta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services